February 1, 2002



Mr. Keith C. Spurgeon
100 Charles Drive, No. B3
Bryn Mawr, PA 19010


Dear Keith:

It is with great pleasure that we extend you the following offer to join Select Comfort Corporation:

Position:             Senior Vice President of Sales

Start Date:           February 18, 2002 or as soon as practical thereafter.

Salary:               $250,000

Bonus Eligibility:    45% of the  base salary paid to you during the fiscal year in accordance with the terms of our bonus plan. For the 2002 fiscal year, this amount will be guaranteed to you.

Stock Options:        Options to purchase 100,000 shares of our common stock, of which 75,000 will vest in equal monthly increments over 36 months of employment, and 25,000 will vest upon the earlier of completion of 5 years of employment o r such time as the stock price has exceeded $12 per share for 30 consecutive trading days. The exercise price of the stock options will be the average of the high and low trading prices of the Company's common stock on the date of grant of the options, which will be on or near your first day of employment.

Severance:            If your employment is terminated by the Company within one
                      (1) year following a change in control of the Company, or if you are subject at any time to a termination without cause, or to a constructive dismissal due to significant diminution in your responsibilities, upon the termination of


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                      your employment under  such circumstances,  and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive one (1) year's base salary as severance compensation, and the portion of the stock options referred to above which have not previously been vested, will vest immediately and remain exercisable for a period not to exceed ninety (90) days following termination of employment. At your option, the severance compensation described above will be payable
                      (a) over a period of one (1) year following termination of employment in accordance with the Company's normal payroll schedule, or (b) in a lump sum equal to the present value of such stream of payments discounted at a capitalization rate of 10%.

                      In addition, if such termination occurs more than half-way through a fiscal year of the Company, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.

Benefits:             You will be eligible for the following Company benefits as of the first of the month following 30 days of employment:
                      medical,  dental,  vision,  flex  account,  life and  AD&D insurance, supplemental life and AD&D insurance, long-term
                      disability,   travel  accident   insurance  and   employee
                      assistance program. You will be eligible to participate in the  Company's 401(k)  plan as  of the  first of the month following  your start  date, and in the Company's Employee
                      Stock Purchase  Plan as  of the  first quarterly  offering period  commencing  after  your  start  date. You  will be
                      eligible   for  product  discounts  under   the  Company's
                      Employee Purchase Plan 30 days from your start date. You will be covered under the Company's short-term disability plan after six months of employment. You will be eligible for Select Comfort's Education Assistance Program after you have completed one year of full-time employment.
                      Further detail regarding our benefits package is enclosed for your review.

Paid Time Off:        You will  accrue Paid  Time Off  (PTO) at  a rate  of 3.69 hours  per week  per calendar  year up  to a maximum of 24 days per  year. Additionally,  you will  be given time off for  Company  holidays.  You  will  also  be  eligible  to participate in  possible further future incentive programs
                      and   awards  commensurate  with  your  senior  management
                      position.


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Relocation:           The Company will pay  directly or  reimburse  you for your reasonable  and  documented  actual  relocation  expenses,
                      including  real  estate  brokerage   commissions,   moving
                      expenses, temporary living expenses, house hunting trips and other ordinary and customary relocation expenses. You have estimated such expenses at $60,000 to $80,000.

Employment would be conditioned upon your signing our standard form of Employee Inventions, Confidentiality and Non-Compete Agreement.

You should understand that this letter does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is "at will." We recognize your right to terminate the employment relationship at any time and for any reason and, similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

We are very excited about your joining our management team.

Please contact me at (763) 551-7007 with any questions you may have.

Sincerely,

/s/William R. McLaughlin

William R. McLaughlin
President & CEO





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